Exhibit 2.1

ASSET PURCHASE AGREEMENT

By and Between

PATTERSON MEDICAL SUPPLY, INC.

(Purchaser)

And

EMPI, INC.

(Company)

DATE:  June 12, 2009

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 12th day of June, 2009, by and between PATTERSON MEDICAL SUPPLY, Inc., a Minnesota corporation (the “Purchaser”), and EMPI, INC., a Minnesota corporation (the “Company”).

RECITALS

A.            The Company operates a “Rehab Med + Equip” business under the name “RME” (the “RME Division”).

B.            The RME Division is a distributor of rehabilitation products to the physical therapy, chiropractic and other rehabilitation markets primarily though a catalog.

C.            The Purchaser desires to purchase and assume, as applicable, and the Company desires to sell, transfer, convey, assign and deliver, as applicable, (i) certain assets of the RME Division pursuant to this Agreement, and (ii) certain liabilities and obligations of the Company directly arising from the operation of the RME Division pursuant to the purchase of such assets.

D.            It is the intention of the parties hereto that, upon consummation of the transactions contemplated by and pursuant to this Agreement, the Purchaser shall own all of the assets of the Company associated with, utilized in and/or necessary to the operation of the RME Division other than the Excluded Assets.

AGREEMENT

In consideration of the foregoing Recitals and the mutual promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified:

“5/28/09 Income Statement” has the meaning set forth in Section 3.11 of this Agreement.

“Affiliate” when used in reference to a specified Person, means any Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the specified Person.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Ancillary Documents” means the documents, instruments and agreements to be executed and/or delivered by the parties pursuant to this Agreement.

“Applicable Laws” means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, and Injunctions adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body having jurisdiction over a specified Person or any of such Person’s properties or assets.

“Assets” has the meaning set forth in Section 2.1(a)(i) of this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.1(b)(i) of this Agreement.

“Base Amount” has the meaning set forth in Section 2.2 of this Agreement.

“Basket Amount” has the meaning set forth in Section 5.1 of this Agreement.

“Benefit Plan” means any and all “employee benefit plans” (within the meaning of Section 3(3) of ERISA), stock option, restricted stock, stock purchase, stock appreciation, phantom stock or plan maintained, sponsored or participated in by the Company.

“Business” as used in this Agreement means the business operated by the Company as its RME Division that is being purchased by Purchaser pursuant to this Agreement which is engaged in the purchase, marketing, sale (including telesales and telemarketing) and/or distribution of rehabilitation products.

“CFO Certificate” has the meaning set forth in Section 2.6(a) of this Agreement.

“Closing” has the meaning set forth in Section 2.7(a) of this Agreement.

“Closing Date” has the meaning set forth in Section 2.7(a) of this Agreement.

“Closing Date Net Assets” has the meaning set forth in Section 2.6(a)(ii) of this Agreement.

“Closing Date Excluded Trade Payables” has the meaning set forth in Section 2.6(a)(iii) of this Agreement.

“Closing Date Purchase Price” has the meaning set forth in Section 2.4(a) of this Agreement.

“Closing Purchase Price Adjustment” has the meaning set forth in Section 2.6(a)(v) of this Agreement.

“Closing Statement of Assets and Assumed Liabilities” has the meaning set forth in Section 2.6(a)(i) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, or rules and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Company Indemnified Parties” has the meaning set forth in Section 5.2 of this Agreement.

“Confidential Information” means any information or compilation of information not generally known to the public or the industry or which the Company has not disclosed to third parties without a written obligation of confidentiality, which is proprietary to the Business, relating to the procedures, techniques, methods, concepts, ideas, affairs, products, processes and services of and with respect to the Business, including, but not limited to, information relating to marketing, merchandising, selling, research, development, manufacturing, purchasing, accounting, engineering, financing, costs, customers, plans, pricing, billing, needs of customers and products and services used by customers, all lists of customers and their addresses, prospects, sales calls, products, services, prices and the like as well as any specifications, formulas, plans, drawings, accounts or sales records, sales brochures, code books, manuals, trade secrets, knowledge, know-how, pricing strategies, operating costs, sales margins, methods of operations, invoices or statements and the like; provided, however, that the term “Confidential Information” shall not be deemed to include information which (i) becomes generally available to the public other than as a result of disclosure by the Company, or (ii) becomes available to the applicable party on a non-confidential basis and without any breach of an agreement of confidentiality from a source other than the Company or the Purchaser.

“Contract” means any agreement, lease of non-Real Estate, license agreement (other than a license granted by a Governmental Body), contract, consensual obligation, promise, commitment, arrangement, understanding or undertaking, (whether written or oral and whether express or implied) of any type, nature or description that is legally binding but excluding leases of Leased Real Estate.  As used herein, the word “Contract” shall be limited in scope if modified by an adjective specifying the type of contract to which this Agreement or a Section hereof refers.

“Controlled Group” has the meaning set forth in Section 3.10(a) of this Agreement.

“Controlled Person” when used in reference to a specified Person, means any Person that is directly or indirectly, through one or more intermediaries, controlled by a specified Person.

“Disclose” means to reveal, deliver, divulge, disclose, publish, communicate, show or otherwise make known or available to any other Person, or in any way to copy, any of the Company’s Confidential Information.

“Encumbrance” means and includes:

(i)            with respect to any personal property, any intangible property or any property other than real property, any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement or lease or use agreement in the nature thereof, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future; and

(ii)           with respect to any real property, any mortgage, lien, easement, interest, right-of-way, condemnation or eminent domain proceeding, encroachment, any building, use or other form of restriction, encumbrance or other claim (including adverse or prescriptive) or right of third parties (including Governmental Bodies), any lease or sublease, boundary dispute, and agreements with respect to any real property including: purchase, sale, right of first refusal, option, construction, building or property service, maintenance, property management, conditional or contingent sale, use or occupancy, franchise or concession, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future.

“Environmental Laws” means any and all Applicable Laws (i) regulating the use, treatment, generation, transportation, storage, control or disposal of any Hazardous Material, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and all state laws corollaries thereto, and/or (ii) relating to the protection of the environment and public or worker health and safety, all as existing, defined or interpreted as of the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Employee Restrictive Covenant Agreements” shall have the meaning set forth in Section 3.15 of this Agreement.

“Estimated Excluded Trade Payables” means One Million Eight Hundred Thirty Seven Thousand Sixty Five Dollars ($1,837,065), which is the Company’s good faith estimate of the trade accounts payable incurred by the Company with respect to the Business existing on the Closing Date as set forth on Exhibit A-3 hereto.

“Excluded Assets” has the meaning set forth in Section 2.1(a)(ii) of this Agreement.

“Excluded Liabilities” has the meaning set forth in Section 2.1(b)(ii) of this Agreement.

“Excluded Trade Payables” means the actual trade accounts payable incurred by the Company with respect to the Business existing on the Closing Date.

“Excluded Trade Payables Adjustment” has the meaning set forth in Section 2.3 of this Agreement.

“Final Order” means an action or decision of the Governmental Body as to which (i) no request for a stay is pending, no stay is in effect, and any deadline for filing such request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of such petition or application has passed, (iii) the Governmental Body does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed, and (iv) no judicial appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any:

(i)            nation, state, county, city, town, village, district or other jurisdiction of any nature;

(ii)           federal, state, local, municipal, foreign or other government;

(iii)          governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal);

(iv)          multi-national organization or body; and/or

(v)           body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Materials” means any and all (i) toxic or hazardous pollutants, contaminants, chemicals, wastes, materials or substances listed or identified in, or regulated by, any Environmental Law, and (ii) any of the following, whether or not included in the foregoing:  polychlorinated biphenyls, asbestos in any form or condition, urea-formaldehyde, petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel or mixtures thereof, nuclear fuels or materials, chemical wastes, radioactive materials and explosives.

“Holdback” has the meaning set forth in Section 2.5(a) of this Agreement.

“Holdback Claim” has the meaning set forth in Section 2.5(c) of this Agreement.

“Holdback Interest Rate” has the meaning set forth in Section 2.5(d) of this Agreement.

“Holdback Termination Date” has the meaning set forth in Section 2.5(a) of this Agreement.

“Indemnified Party” has the meaning set forth in Section 5.3 of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 5.3 of this Agreement.

“Injunction” means any and all writs, rulings, awards, directives, injunctions (whether temporary, preliminary or permanent), judgments, decrees or orders (whether executive, judicial or otherwise) adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body.

“Intellectual Property” means any and all (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, trade names, assumed names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) mask works and all applications, registrations and renewals in connection therewith; (v) trade secrets and confidential business information (including ideas, research and development, know-how, technology, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (vi) computer software (including data and related software program documentation in computer-readable and hard-copy forms); (vii) other intellectual property and proprietary rights of any kind, nature or description, including web sites, web site domain names and other e-commerce assets and resources of any kind or nature; and (viii) copies of tangible embodiments thereof (in whatever form or medium).

“IRS” means the United States Internal Revenue Service.

“Knowledge” or “Best Knowledge” means that an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is aware of such fact or other matter, or could have become aware in the course of a reasonable investigation of the fact or other matter; provided, however, that Knowledge by the Company of a particular fact or other matter shall mean the knowledge of Allen Hughes, Barry Hix or William King.

“Leased Real Estate” has the meaning set forth in Section 3.16 of this Agreement.

“Liability” or “Liabilities” means any and all debts, liabilities and/or obligations of any type, nature or description (whether known or unknown, asserted or unasserted, secured or unsecured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due).

“Loss” or “Losses” has the meaning set forth in Section 5.1 of this Agreement.

“Material Adverse Effect” or “Material Adverse Change” means, in connection with any Person, any event, change or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), properties, Assets, Liabilities, revenues, income, business, operations, results of operations of such Person, taken as a whole; provided, however, the foregoing shall not be deemed to include any event, change or effect which arises with respect to (i) conditions of change that are primarily the result of the national economy whereby the effect or change is generally universal upon businesses as a whole or within an industry as a whole, or (ii) uniformly applied legislative or judicial Applicable Laws or Final Orders that have general applicability to business as a whole or an industry as a whole.

“Net Asset Adjustment” has the meaning set forth in Section 2.3 of this Agreement.

“Net Asset Threshold Amount” means Three Million Nine Hundred Sixty One Thousand Five Hundred Dollars ($3,961,500), which is the minimum amount of Net Assets to be delivered to the Purchaser by the Company at and upon the Closing, as set forth on the Preliminary Statement of Assets and Assumed Liabilities.

“Net Assets” has the meaning set forth in Section 2.3 of this Agreement.

“Operating Contracts” has the meaning set forth in Section 3.15 of this Agreement.

“Ordinary Course of Business” means an action taken by a Person only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Permits” means all right, title and interest in and to any permits, licenses, certificates, filings, authorizations, approvals, or other indicia of authority (and any pending applications for approval or renewal of a Permit), to own, construct, operate, sell, inventory, disburse or maintain any asset or conduct any business as issued by any Governmental Body.

“Permitted Encumbrances” means such minor Encumbrances, charges and imperfections which do not, individually or in the aggregate detract from, in any material way, the value or use of any Asset, or otherwise interfere with, in any material way, the quiet enjoyment of any Asset under any lease or leasehold interest.

“Person” means any individual, corporation (including any non-profit corporation), general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

“Preliminary Statement of Assets and Assumed Liabilities” has the meaning set forth in Section 3.11(b) of this Agreement.

“Proceeding” means any suit, litigation, arbitration, hearing, audit, investigation or other action (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator. “Purchase Price” has the meaning set forth in Section 2.2 of this Agreement.

“Purchase Price Adjustments” has the meaning set forth in Section 2.3 of this Agreement.

“Purchaser” has the meaning set forth in the introductory paragraph hereof.

“Purchaser Indemnified Parties” has the meaning set forth in Section 5.1 of this Agreement.

“Real Estate” has the meaning set forth in Section 3.16 of this Agreement.

“Related Person” or “Related Persons” means, with respect to a particular individual:

(i)            each other member of such individual’s Family (as hereafter defined); and

(ii)           any Controlled Person of one or more members of such individual’s Family.

With respect to a specified Person other than an individual:

(i)            any Controlled Person of such specified Person; and

(ii)           each Person that serves as a director, governor, officer, manager, employee, general partner, executor or trustee of such specified Person (or in a similar capacity).  For purposes of this definition, the “Family” of an individual includes (i) such individual, (ii) the individual’s spouse, (iii) any lineal ancestor or lineal descendant of the individual, or (iv) a trust for the benefit of any of the foregoing.

“RME Division” has the meaning set forth in the Recitals to this Agreement.

“Schedules” has the meaning set forth in the introductory paragraph to Article 3 of this Agreement. “Tax” or “Taxes” means any and all net income, gross income, gross revenue, gross receipts, net receipts, ad valorem, franchise, profits, transfer, sales, use, social security, employment, unemployment, disability, license, withholding, payroll, privilege, excise, value-added, severance, stamp, occupation, property, customs, duties, real estate and/or other taxes, assessments, levies, fees or charges of any kind whatsoever imposed by any Governmental Body, together with any interest or penalty relating thereto.

“Tax Return” or “Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including, without limitation, any schedule or attachment thereto, any amendment thereof, and any estimated report or statement.

“Third Party” means a person not a party to this Agreement, excluding any Related Person.

“Threatened” means a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing, or any notice has been given in writing that would lead a reasonably prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter will, with substantial certainty, be asserted, commenced, taken or otherwise pursued in the future; provided, however, that the foregoing shall not include customer billing disputes in the Ordinary Course of Business.

“Transactional Expenses” has the meaning set forth in Section 8.10 of this Agreement.

“Use” means to appropriate any of the Company’s Confidential Information arising from, in connection with or incident to the Business for the benefit of oneself or any other Person other than the Business.

ARTICLE 2

PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1          Purchase of Assets and Assumption of Liabilities.  In reliance upon the representations, warranties and covenants contained in this Agreement as of the date hereof and on the Closing Date, the Purchaser agrees to (i) purchase the Assets (as defined below) from the Company and (ii) assume the Assumed Liabilities (as defined below), in each case on the terms and conditions set forth in this Agreement.  The sale, transfer, conveyance, assignment and delivery of the Assets by the Company shall convey (x) good and valid title to the Assets that are tangible assets, (y) all of the Company’s interests in and to the Assets that are intangible assets, and (z) good and valid title to the tangible portion and valid and enforceable interests in and to the intangible portion of the Assets that are mixed assets, free and clear of any and all Encumbrances, except for the Assumed Liabilities and the Permitted Encumbrances.

(a)           Assets.

(i)            Assets.  The Purchaser will purchase or assume, as applicable, all right, title and interest in and to all of the following assets of the Business as operated by the Company (collectively, the “Assets”): (A) inventory and supplies, (B) property, equipment and other tangible personal property as set forth on Schedule 2.1(a)(i)(B), (C) deposits as set forth on Schedule 2.1(a)(i)(C), (D) prepaid expenses as set forth on Schedule 2.1(a)(i)(D), (E) the Company’s right to use the name “RME” and any other names under which the Business conducts its businesses and operations, (F) those rights and interest in Intellectual Property and other intangible assets, including trade secrets, licenses, goodwill, and the corporate, assumed and trade names of the Company (and all derivatives thereof) used exclusively in the Business and as set forth on Schedule 2.1(a)(i)(F), (G) all of the Company’s Permits to the extent transferable as set forth by site location and jurisdictional issuance on Schedule 2.1(a)(i)(G), (H) the Company’s rights and benefits of and under the Operating Contracts and Leased Real Estate leases as set forth on Schedule 2.1(a)(i)(H), and (I) the documents, books and records (financial or otherwise) relating solely to the Business, whether in tangible or intangible form, including ledgers, files, correspondence, lists, customer information, pricing and billing information, human resource policies, procedures manuals and the like, creative materials, advertising and promotional materials, studies, reports and other printed, written or electronic materials.

(ii)           Excluded Assets.  Notwithstanding anything to the contrary contained in Section 2.1(a) of this Agreement, the following assets of the Company (the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets, shall remain the property of the Company after the Closing and shall not be purchased or assumed by the Purchaser:  (A) cash and cash equivalents, (B) accounts receivable, (C) deferred income Taxes and credits of the Company, (D) ownership of insurance policies of the Company, (E) any claims and actions by the Company against the officers and directors of the Company which arise from the management or operation of the

Business prior to or on the Closing Date, (F) all of the Company’s Permits not set forth on Schedule 2.1(a)(i)(G), (G) the Contracts and Leased Real Estate leases set forth on Schedule 3.15 that are to be either terminated at and upon the Closing or retained by the Company, (H) the Company’s Tax returns and associated workpapers, and all claims for refunds of Taxes and other fees and charges of a Governmental Body, (I) any shares of capital stock of the Company, (J) the corporate charter of the Company, (K) the Company’s qualifications to conduct business, arrangements with registered agents, taxpayer and other identification numbers, seals, minute books, stock transfer books, and other documents relating to the organization, maintenance and existence of the Company, (L) those assets listed on Schedule 2.1(a)(ii)(L), (M) any asset of the Company not used in the Business, and (N) any rights of the Company under this Agreement and the Ancillary Documents.

(b)           Liabilities.

(i)            Assumed Liabilities.  The Purchaser will assume the Liabilities of the Company which arise from the operation of the Business as follows:  (A) the obligations of the Company under the Operating Contracts and Leased Real Estate lease as set forth on Schedule 2.1(a)(i)(H), except for any breach, defaults or non-current amounts owing under or arising pursuant to such Operating Contracts and Leased Real Estate lease on or prior to the Closing Date and (B) the obligations of the Company under any Permit transferred to the Purchaser as set forth on Schedule 2.1(a)(i)(G), except for any breach, default or violation of Applicable Law arising pursuant to such Permit which has as its basis any event, act, occurrence or omission on or before the Closing Date; provided, however, that the Assumed Liabilities shall not include the Excluded Liabilities (the “Assumed Liabilities”).

(ii)           Excluded Liabilities.  The Purchaser shall not assume the following Liabilities of the Company:  any Liability arising from, in connection with or incident to (A) trade accounts payable incurred by the Company prior to or on the Closing Date, including but not limited to the Excluded Trade Payables, (B) any amount owed by the Business at Closing to any Affiliate or Related Person, other than obligations under the Leased Real Estate lease, (C) any Transactional Expenses paid by or relating to the Company, (D) any Tax Liability of or incurred by or in respect of the Company, any Related Person or Third Party, or the Assets which has as its basis any event, act, occurrence or omission on or before the Closing Date, (E) any Taxes, fees or penalties as described in Section 6.1 of this Agreement, (F) any Liability arising from, incident to or in connection with an Excluded Asset, (G) any breach, defaults, or violations of Contracts or Applicable Law which has as its or their basis any event, act, occurrence or omission prior to the Closing Date, (H) claims by current or former employees of the Company employed in the Business which have as their basis any event, act, occurrence or omission of or by the Company, (I) any Proceeding having as its basis any event, act, occurrence or omission occurring prior to the Closing Date, (J) any Liability arising from, in connection with or incident to any

Benefit Plan, any breach of fiduciary duty under any Benefit Plan, any prohibited transaction under the Code or ERISA and any COBRA Liability which, in each case, has as its basis an event, act, occurrence or omission prior to the Closing Date, (K) any claim which arises from, in connection with or incident to any products liability claim that in any way arises from, without limitation, products sold, or distributed by the Business  on or prior to the Closing Date, (L) obligations associated with employees of the Company who are employed by the Business, including vacation and personal time off and sales commissions accrued to and through the date of Closing, and (M) any Liability that does not directly arise from the ownership of the Assets or operation of the Business and is not an Assumed Liability (the “Excluded Liabilities”).

2.2          Purchase Price.  The purchase price for the Assets and the assumption of the Assumed Liabilities shall be the aggregate of Twenty-One Million Dollars ($21,000,000) plus the Estimated Excluded Trade Payables (the “Base Amount”), plus or minus the Closing Purchase Price Adjustments, if any (collectively, the “Purchase Price”).

2.3          Purchase Price Adjustments.  The “Net Asset Adjustment” shall be equal to the amount by which the Assets minus the Assumed Liabilities (the “Net Assets”), each as reported on the Closing Statement of Assets and Assumed Liabilities, does not equal the Net Asset Threshold Amount.  The “Excluded Trade Payables Adjustment” shall be equal to the difference between the Closing Date Excluded Trade Payables and the Estimated Excluded Trade Payables.  The aggregate amount of the Net Asset Adjustment and the Excluded Trade Payables Adjustment shall be the “Closing Purchase Price Adjustments.”

2.4          Calculation and Payment of the Closing Date Purchase Price.

(a)           Calculation of the Closing Date Purchase Price.  The Purchase Price to be paid to the Company on the Closing Date is the Base Amount less the Holdback (the “Closing Date Purchase Price”).  The Closing Date Purchase Price shall be subject to the Purchase Price adjustments defined and described in Section 2.6.

(b)           Payment of the Closing Date Purchase Price.  The Closing Date Purchase Price shall be remitted to the Company at and upon the Closing by wire transfer of immediately available funds to an account designated in writing by the Company at least three (3) business days prior to the Closing Date.

2.5          Holdback.

(a)           Holdback of the Purchase Price.  At the Closing, the Purchaser shall retain One Million Dollars ($1,000,000) of the Base Amount to secure the due performance and payment of the indemnification obligations of the Company and any Closing Purchase Price Adjustment until fifteen (15) months following the Closing Date (the “Holdback”).  The Holdback is subject to the covenants (including all procedures) set forth in the provisions of this Section 2.5.  Subject to the provisions of Section 2.5(c) below, the Holdback shall terminate fifteen (15) months following the Closing Date (the “Holdback Termination Date”).

(b)           Deductions from the Holdback.  In the event that Purchaser reasonably determines after diligent, thorough and good faith inquiry that indemnification by the Company is required under Article 6 after applying the limitations on such indemnification set forth in Article 6, or if it is determined that any Closing Purchase Price Adjustment is owed to the Purchaser under Section 2.6, the Purchaser shall deliver written notice thereof to the Company, which notice shall contain a statement reasonably describing the nature of the indemnification obligation or objection to the CFO Certificate pursuant to the procedures in Section 2.6, as applicable, the identity of the Person (including the Purchaser) by whom it is being asserted, and the amount asserted as Losses as a result thereof or the Closing Purchase Price Adjustment, as applicable (the “Holdback Claim”).  If the Company does not notify the Purchaser in writing that it disputes the Holdback Claim within thirty (30) days after the delivery of written notice of Loss(es) by the Purchaser of an indemnification claim, or if it is determined that a Closing Purchase Price Adjustment is owed to Purchaser pursuant to Section 2.6, then the Purchaser shall have the right to deduct from the Holdback the full amount of the Holdback Claim (or the Closing Purchase Price Adjustment determined per Section 2.6) and such amount shall not be payable to the Company.  The Purchaser shall from time to time, prior to the final determination of a given Holdback Claim, amend the notice of such Holdback Claim to reflect any material change in the amount of Loss or Losses asserted and the Company shall have the same rights to dispute such  amendments as are reflected above.  The Purchaser shall deliver to the Company copies of all material documentation relating to the Holdback Claim, including (as applicable) any pleadings and amended pleadings filed in connection with any such Holdback Claim, and will provide the Company and its counsel with such further information concerning the Holdback Claim as the Company or such counsel may reasonably request.  If the Company disputes an Article 6 indemnification Holdback Claim in writing within thirty (30) days after the delivery of written notice by the Purchaser, such dispute shall be resolved in the manner set forth in Section 5.4 of this Agreement.

(c)           Holdback Fund Termination.  On the Holdback Termination Date, the Purchaser shall promptly, and in any event no later than five (5) days after the Holdback Termination Date, pay over to the Company the remaining amount of the Holdback, plus interest thereon pursuant to the provisions of Section 2.5(d), less any Unresolved Holdback Claims.  The Holdback shall not be terminated with respect to timely noticed Holdback Claims by the Purchaser, if any, which remain unresolved at the Holdback Termination Date (“Unresolved Holdback Claims”).  In the event that one or more Holdback Claims remains disputed on and after the Holdback Termination Date, the Purchaser shall retain the disputed amount of the Holdback Claim(s) until the Holdback Claim is either (i) resolved by the Purchaser and the Company, or (ii) there is an order of a court of competent jurisdiction that the amount of the Holdback Claim (and any other amount) shall be paid by the Purchaser to the Company.

(d)           Interest on Holdback.  On the Holdback Termination Date, the Purchaser shall pay to the Company interest on the amount of the remaining amount of the Holdback that is not subject to an Unresolved Holdback Claim accruing from and after the Closing Date at the rate of three percent (3%) per annum (the “Holdback Interest Rate”); provided, however, that if the Holdback shall remain in effect after the Holdback Termination Date as a result of any Unresolved Holdback Claims, then the Purchaser shall pay to the Company interest at the Holdback Interest Rate accruing from and after the Closing Date on the amount of the Holdback on the date of final settlement or determination of any such Unresolved Holdback Claims.  No interest will accrue or be payable on any amount of the Holdback retained by Purchaser due to a valid Holdback Claim.

2.6          Determination of Purchase Price Adjustments; Closing Statement of Assets and Assumed Liabilities; Final Payment.

(a)           Promptly following the Closing Date (but in any event within thirty (30) days after the Closing Date), the Company shall cause to be prepared and delivered to the Purchaser a certification by the Company’s Chief Financial Officer (the “CFO Certificate”).    The CFO Certificate shall include:

(i)              A statement (the “Closing Statement of Assets and Assumed Liabilities”) prepared in accordance with Section 2.6(c) of this Agreement;

(ii)           A calculation of the Net Asset Adjustment, if any, by comparison of the (x) Net Assets of the Company at the close of business on the Closing Date (the “Closing Date Net Assets”) as calculated on the Closing Statement of Assets and Assumed Liabilities, and (y) Net Asset Threshold Amount;

(1)           In the event that the Closing Date Net Assets are less than the Net Asset Threshold Amount, then the Purchase Price is decreased by the amount of the difference between the Closing Date Net Assets and the Net Asset Threshold Amount.  The foregoing decrease to the Purchase Price shall be summarized and computed as due to the Purchaser;

(2)           In the event that the Closing Date Net Assets exceed the Net Asset Threshold Amount, then the Purchase Price is increased by the amount of the difference between the Closing Date Net Assets and the Net Asset Threshold Amount.  The foregoing increase to the Purchase Price shall be summarized and computed as due to the Company;

(iii)          A calculation of the Excluded Trade Payables Adjustment, if any, by comparison of the (x) Excluded Trade Payables of the Company at the close of business on the Closing Date (“Closing Date Excluded Trade Payables”), and (y) Estimated Excluded Trade Payables;

(1)           In the event that the Closing Date Excluded Trade Payables are less than the Estimated Excluded Trade Payables, then the Purchase Price is decreased by the amount of the difference between the Closing Date Excluded Trade Payables and the Estimated Excluded Trade Payables.  The foregoing decrease to the Purchase Price shall be summarized and computed as due to the Purchaser;

(2)           In the event that the Closing Date Excluded Trade Payables exceed the Estimated Excluded Trade Payables, then the Purchase Price is increased by the amount of the difference between the Closing Date Excluded Trade Payables and the Estimated Excluded Trade Payables.  The foregoing increase to the Purchase Price shall be summarized and computed as due to the Company;

(iv)          The increase or decrease, if any, to the Purchase Price determined pursuant to subsections (a)(ii) and (a)(iii) above shall be summarized and computed in the aggregate as either an amount (A) due to the Purchaser, or (B) due to the Company, with interest thereon computed in accordance with Section 2.6(g), and shall be paid to the applicable party by wire transfer within ten (10) business days of the determination of the net increase or decrease, if any;

(v)           The aggregate net amount determined pursuant to subsections (a)(ii) and (a)(iii) above shall be the “Closing Purchase Price Adjustment”;

(vi)          A statement that the Closing Date Excluded Trade Payables amount is true and correct and determined in accordance with GAAP consistently applied;

(vii)         Copies of all supplementary documents, work papers, and other data relating to the CFO Certificate; and

(viii)        Such other supplementary evidence as the Purchaser may reasonably require either prior to or after delivery of the CFO Certificate, including the evidence described in this Section 2.6 below.

(b)           In connection with the preparation of the Closing Statement of Assets and Assumed Liabilities and all other matters arising under the CFO Certificate, each of the Purchaser and the Company shall afford the other party and their respective representatives complete access to the books, records, personnel and facilities of or pertaining to the Business to prepare the CFO Certificate and to review such information as is necessary or desirable to confirm the accuracy of the Closing Statement of Assets and Assumed Liabilities and all other statements arising under the CFO Certificate.

(c)           The Closing Statement of Assets and Assumed Liabilities shall include only the Assets and the Assumed Liabilities and shall be prepared in accordance with GAAP.  The CFO Certificate shall state that the Closing Statement of Assets and Assumed Liabilities is in accordance with GAAP and without giving effect to the consummation of the transactions contemplated hereby; provided, however, that the Closing Statement of Assets and Assumed Liabilities shall be prepared in conformity with GAAP year-end audit accrual and estimation principles such that all pro-rata adjustments, accruals, reserves, allowances and similar year-end adjustments are prepared for and included in the Closing Statement of Assets and Assumed Liabilities, as if the Closing Statement of Assets and Assumed Liabilities were a year-end statement; provided, further, that in the event any accounting matter is not treated in conformity with GAAP in the Company’s historical financial statements relating to the Business, whether or not consistently applied in such non-conforming manner, the standard required by GAAP shall be followed regardless of materiality.  The inventories and supplies of the Business shall be priced in accordance with the provisions of Section 7.10 of this Agreement.  The expense of the preparation of the Closing Statement of Assets and Assumed Liabilities shall be borne by the Company.

The parties hereby agree that the Closing Statement of Assets and Assumed Liabilities shall be adjusted so that the Closing Statement of Assets and Assumed Liabilities shall not reflect:

(i)            accruals for the expenses associated with the preparation of the Closing Statement of Assets and Assumed Liabilities;

(ii)           accruals for Transactional Expenses;

(iii)          accruals for income Taxes arising from operating and other income of the Business;

(iv)          any Excluded Assets; nor

(v)           any Excluded Liabilities.

(d)           The itemized calculations required by the paragraphs of this Section 2.6 shall be presented and calculated in accordance with Exhibit A-2 hereto.

(e)           If the Purchaser concludes that any matter reported in the CFO Certificate is not accurate, the Purchaser shall, within thirty (30) days after its receipt of the CFO Certificate (the “Response Period”), deliver to the Company a written statement setting forth a specific description of each of its objections and each of any discrepancies believed to exist.  If no notice of any objections or discrepancies is given by the Purchaser within the Response Period, then the calculations set forth in the CFO Certificate shall be controlling for all purposes of this Agreement, and the Purchaser or the Company, as the case may be, shall pay the other the amount which it is obligated to pay in accordance with the CFO Certificate pursuant to Section 2.6(g) below.

(f)            The Purchaser and the Company shall use good faith efforts to jointly resolve the properly noticed objections and discrepancies within fifteen (15) days of the receipt of the Purchaser’s written statement of objections and discrepancies, which resolution, if achieved, shall be fully and completely binding upon the parties and not subject to further review, appeal, or dispute.  If the Purchaser and the Company are unable to resolve the objections and discrepancies to their mutual satisfaction within such fifteen (15) day period, then such dispute shall be resolved in the manner set forth in Section 5.4 of this Agreement.

(g)           Within five (5) days following the earlier to occur of (i) any failure to object to the CFO Certificate within the Response Period, or (ii) resolution of the dispute pursuant to Section 5.4 of this Agreement, if the Purchaser is determined to owe an amount to the Company, the Purchaser shall pay such amount in cash to the Company, and if the Company is determined to owe an amount to the Purchaser, the Company shall pay such amount in cash to the Purchaser.  All amounts owed by the Purchaser or the Company to the other in accordance with this Section 2.6 shall be paid by certified or bank cashier’s check or by wire transfer of immediately available funds with interest computed thereon from the Closing Date at the prime rate announced by, and charged on the Closing Date by, US Bank National Association, Minneapolis, Minnesota.

2.7          Closing and Closing Deliveries.

(a)           Closing and Closing Date.  The closing of the transactions contemplated by this Agreement (the “Closing”) is held on the date hereof at the offices of Briggs and Morgan, Professional Association, 2200 IDS Center, Minneapolis, Minnesota, 55402 and shall be effective as of the close of business on such day.  Such date is referred to in this Agreement as the “Closing Date.”

(b)           Documents to be Delivered by the Company.  At the Closing, the Company shall execute, where necessary or appropriate, and deliver to the Purchaser each and all of the following:

(i)            An Assignment and Assumption Agreement executed by the Company;

(ii)           A Bill of Sale executed by the Company;

(iii)          A copy of the duly adopted resolutions of the Board of Directors of the Company, certified by an officer of the Company approving this Agreement and authorizing the execution and delivery of this Agreement by the Company, including the Ancillary Documents to be executed and/or delivered by the Company pursuant hereto, and the consummation of the transactions contemplated hereby and thereby;

(iv)          Delivery and assignment of any and all documents relating to Permits which by their terms are assignable;

(v)           The Company shall execute and deliver to the Purchaser in blank (without completing the buyer insert) the assignment provision of all vehicle, equipment and other personal property title certificates (or reasonably acceptable transfer documentation which will be accepted by applicable Governmental Bodies and Third Parties, where applicable) with a detailed list thereto (organized by the Company site location) describing (A) the vehicle, equipment or personal property, (B) the vehicle, equipment or personal property identification number, and (C) the state issuing the title certificate;

(vi)          A Certificate of good standing for the Company dated within five (5) days prior to the Closing Date issued by the Secretary of State of Minnesota ;

(vii)         If required by Applicable Law, a non-foreign person affidavit duly executed by the Company;

(viii)        UCC-3 releases of all Encumbrances on the Assets by any financial institutions or other lenders of the Company;

(ix)           All consents set forth in Schedule 7.9 approving the transfer of any Asset or the assumption of any Assumed Liability required by the terms of any Contract or Permit (without charge to the Purchaser or material change to the terms of the Contract or Permit); and

(x)            Such other documents and items as are reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby or which may be customary under local law.

(c)           Documents to be Delivered by the Purchaser.  At the Closing, the Purchaser shall execute, where necessary or appropriate, and deliver to the Company each and all of the following:

(i)            Payment of the Closing Date Purchase Price pursuant to and determined in accordance with Section 2.4 hereof;

(ii)           A copy of the duly adopted resolutions of the Board of Directors of the Purchaser certified by an officer of the Purchaser approving this Agreement and authorizing the execution and delivery of this Agreement, including the Ancillary Documents to be executed and/or delivered by the Purchaser pursuant hereto, and the consummation of the transactions contemplated hereby and thereby;

(iii)          The Assignment and Assumption Agreement executed by the Purchaser; and

(iv)          Such other documents and items as are reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby or which may be customary under local law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to the Purchaser that each and all of the following representations and warranties (as modified by the Schedules to this Agreement (the “Schedules”)) are true and correct as of the date hereof.  The Schedules shall be arranged in paragraphs generally corresponding to the sections and subsections contained in this Article 3 and shall be presented in a manner that is reasonably contemplated to provide the disclosures requested by the Purchaser.

3.1          Organization.  The Company is a corporation duly incorporated, legally existing and in good standing under the laws of the State of Minnesota.  The Company has all requisite power and authority to own, operate and lease its properties and assets and to conduct the Business as it is now being conducted.  The Company is duly qualified to transact business as a foreign corporation and is in good standing under the laws of every state or jurisdiction in which the nature of its activities or of its properties owned, leased or operated makes such qualification necessary and in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect on the Business.

3.2          Business and Business Name.  Except as set forth in Schedule 3.2, the Company operates the Business as a distinct division of the Company and no other division or subsidiary of the Company owns, holds, utilizes or requires the Assets in its operations.  The Company has not registered or filed to do business in lieu of its statutory name as “RME” in any jurisdiction.

3.3          Due Authorization.  The execution, delivery and performance of this Agreement and the Ancillary Documents including the documents, instruments and agreements to be executed and/or delivered by the Company pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action.  This Agreement and the Ancillary Documents to be executed and/or delivered by the Company pursuant to this Agreement have been duly and validly authorized, executed and delivered by the Company and the obligations of the Company hereunder and thereunder are or will be upon such execution and delivery valid, legally binding and enforceable against the Company in accordance with their respective terms.

3.4          No Breach.  The Company has full power and authority to sell, assign, transfer, convey and deliver to the Purchaser the Assets to be sold hereunder.  The Company has full power and authority to otherwise perform its obligations under this Agreement and the Ancillary Documents to be executed and/or delivered pursuant hereto.  The execution and delivery of this

Agreement, including the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby will not:  (i) violate any provision of the Articles of Incorporation or Bylaws of the Company, (ii) violate any Applicable Laws or Injunction applicable to the Company, (iii) except as provided in Schedule 3.4 hereto, require any filing with, Permit from, authorization, consent or approval of, or the giving of any notice to, any Person, (iv) except as provided in Schedule 3.4 hereto, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give another party any rights of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, Permit (including, but not limited to, any Permits, approvals or authorizations of any Governmental Body), Leased Real Estate lease, Benefit Plan or other Contract to which the Company is a party, or by which it or any of its properties or assets may be bound, or (v) result in the creation or imposition of any Encumbrance on any of the Assets.

3.5          Clear Title.  On the Closing Date, (i) the Company holds good and valid title to all of the Assets that are tangible assets, (ii) all of the Company’s interests in and to the Assets that are intangible assets are valid and enforceable, (iii) the Company holds good and valid title to the tangible portion and valid and enforceable interests in the intangible portion of the Assets that are mixed assets, (iv) the Company holds valid and enforceable leasehold interests in all Leased Real Estate and all leased non-real estate Assets, and (v) the Assets and leasehold interests are free and clear of any and all Encumbrances, except for the Permitted Encumbrances, of any kind, nature and description whatsoever.  The sale of the Assets is a permitted disposition under the Company’s Credit Agreement, dated as of November 20, 2007, between the Company, Credit Suisse and the other lenders party thereto (“Credit Agreement”), and pursuant to the provisions of the Credit Agreement the Assets were transferred to the Purchaser at the Closing free and clear of any and all security interests or other liens held by Credit Suisse or any other party under the Credit Agreement or under any agreements entered into in connection with the Credit Agreement.

3.6          Condition and Sufficiency of Assets.  The Assets constituting property, plant, equipment and other personal property (i) have in all material respects been properly maintained and (ii) are in all material respects in good operating condition and repair, subject only to ordinary wear and tear.  Except for the Excluded Assets, the Assets are all of the assets that have been used in the Business.  Except as set forth on Schedule 2.1(a)(ii)(L), the Assets are all of the assets used to operate and necessary or required to operate the Business in the Ordinary Course of Business.

3.7          Litigation.  There is no pending Proceeding with respect to the Business:

(a)           that has been commenced by or served upon the Company or of which the Company has Knowledge; or

(b)           to the Company’s Knowledge, that, as of the date of execution of this Agreement and the Closing Date, challenges, or that will have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

Except as described in Schedule 3.7 hereto, to the Knowledge of the Company, no such Proceeding has been Threatened.  Except as provided in Schedule 3.7 hereto, to the Knowledge of the Company, the Company is not a party to or subject to the provisions of any Injunction which could, individually or in the aggregate, reasonably be expected to impair the ability of the Company to consummate the transactions contemplated hereby.

3.8          Labor Matters.  The Company has never been a party to any collective bargaining agreement or other labor Contract with respect to the Business.  There has never been, and there is not presently pending or existing, and to the Company’s Knowledge there is not Threatened with respect to the Business, (i) any strike, slowdown, walkout, picketing, work stoppage, labor arbitration or other Proceeding in respect of the grievance of any Company employee, (ii) any application or complaint filed by any Company employee or union with the National Labor Relations Board, or any comparable Governmental Body, (iii) any organizational activity or other labor dispute against or affecting the Company, and no application for certification of a collective bargaining agreement is pending or, to the Company’s Knowledge, is Threatened.  There is no lockout of any employees by the Company and no such action is contemplated by the Company.  There is no allegation, charge, complaint or Proceeding pending or, to the Company’s Knowledge, Threatened by any Person against the Company or any of its current or former officers, directors or employees with respect to the Business relating to employment, equal employment opportunity, discrimination, harassment, wrongful discharge, unfair labor practices, immigration, wages, hours, benefits, collective bargaining, the payment of social security or similar Taxes, occupational safety and health or plant closing.

3.9          DEA Compliance.  With respect to the Business, the Company (i) has not stored, shipped or maintained any controlled substances inventory and (ii) has not had any facilities registered under the Controlled Substances Act or the Controlled Substances Import and Export Act.

3.10        Employee Benefits.

(a)           Benefit Plans.  Except as described in Schedule 3.10 hereto, the Company does not maintain or contribute to any Benefit Plans with respect to the Business.  Without limiting the generality of the foregoing provision of this Section, except as described in Schedule 3.10 hereto, there are no pension plans, welfare plans or employee benefit plans qualified under Section 401(a) of the Code to which the Company is required to contribute with respect to the Business.  The Company does not and will not have any unfunded Liability for services rendered prior to the Closing Date under any Benefit Plans with respect to the Business.  The Company is not in default under any Benefit Plan.  Except Neither the Company, nor any Person now or formerly part of a controlled group with the Company, within the meaning of Section 412(c)(11)(B)(ii) of the Code (the “Controlled Group”), maintains or has ever maintained a “defined benefit plan,” as defined in Section 3(35) of ERISA, that is subject to Section 412 of the Code and Section 302 of ERISA.  Neither the Company nor any other member of its Controlled Group contributes to or has, or could reasonably be expected to have, any Liability (including but not limited to withdrawal Liability) with respect to any multi-employer plan (as defined in Section 4064(a) of ERISA or

Section 4001(a)(3) of ERISA).  Other than claims for benefits in the Ordinary Course of Business, there are no actions, suits, disputes, arbitrations or other material claims pending or, to the Company’s Knowledge, Threatened with respect to any Benefit Plan.

(b)           Other Plans.  None of the Benefit Plans maintained by the Company for the benefit of employees of the Business provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part six of subtitle B of title I of ERISA).

3.11        Income Statement and Preliminary Statement of Assets and Assumed Liabilities.

(a)           Income Statement. Attached as Exhibit A-1 hereto is the unaudited income statement of the Business for the twelve months ended May 28, 2009 (the “5/28/09 Income Statement”). The 5/28/09 Income Statement is true and correct in all material respects and fairly presents the results of operations for the period covered in accordance with GAAP applied by the Company on a consistent basis throughout the period covered thereby and on a basis consistent with that of prior years and periods, subject to year end adjustments and lack footnotes and other required presentation items.

(b)           Preliminary Statement of Assets and Assumed Liabilities. Attached as Exhibit A-2 hereto is a statement of the Assets and Assumed Liabilities dated as of January 24, 2009 (the “Preliminary Statement of Assets and Assumed Liabilities”). The Preliminary Statement of Assets and Assumed Liabilities is true and correct in all material respects and fairly presents the Assets and Assumed Liabilities as of its date.

3.12        Absence of Certain Developments.  Except for the transactions contemplated by this Agreement or as otherwise set forth on Schedule 3.12 hereto, since January 24, 2009, the Company has conducted the Business only in the Ordinary Course of Business and with respect to the Business has not:

(a)           Sold, leased, assigned or otherwise transferred any material properties or assets, or disposed of or permitted to lapse any rights in any Permit or Intellectual Property owned or used by the Company in the Business, other than in the usual and Ordinary Course of Business, or organized any new business entity or acquired any equity securities, assets, properties, or business of any Person or any equity or ownership interest in any business or merged with or into or consolidated with any other Person;

(b)           Suffered, sustained or incurred any material Loss or waived or released any material right or claim, whether or not in the Ordinary Course of Business;

(c)           Suffered, sustained or incurred any material damage, destruction or casualty loss to any material properties or assets, whether or not covered by insurance;

(d)           Engaged in any transaction not in the Ordinary Course of Business;

(e)           Subjected any of the Assets to any Encumbrance, whether or not in the Ordinary Course of Business, except for Permitted Encumbrances;

(f)            Issued any note, bond or other debt security, created, incurred or assumed any indebtedness for borrowed money or capitalized lease obligation or otherwise incurred any material Liability, except current Liabilities incurred in the Ordinary Course of Business;

(g)           Accelerated or requested early payment of accounts receivable of the Business; increased the salary, wage or other compensation or level of benefits payable or to become payable by the Company to any of its officers, directors, employees or agents employed or engaged with respect to the Business other than in the Ordinary Course of Business;

(h)           Loaned money to any Person or guaranteed any loan to or Liability of any Person, whether or not in the Ordinary Course of Business;

(i)            Except as described in the Schedules hereto, amended or terminated any of the Operating Contracts (as hereinafter defined), except in the Ordinary Course of Business;

(j)            Suffered, sustained or incurred any Material Adverse Change;

(k)           Received notice from any customer, supplier, vendor, Governmental Body or any other Person which would, with substantial certainty, give rise to or result in a Material Adverse Effect on the Business;

(l)            Delayed or postponed the payment of accounts payable or other Liabilities;

(m)          Entered into any employment Contract or collective bargaining agreement, written or oral, or modified the terms of any existing such Contract or agreement or adopted, amended, modified or terminated any Benefit Plan for the benefit of any of the Company’s directors, officers and employees who are employed in the Business;

(n)           Entered into any Contract to do any of the foregoing.

3.13        Intellectual Property.

(a)           For purposes of this Agreement, “Intellectual Property Rights” means rights and interests in Intellectual Property.

(b)           Schedule 3.13 to this Agreement lists all trademarks and applications therefor, servicemarks and applications therefore, tradenames, copyright registrations and applications therefor, patents, patent applications and unfiled disclosures that are related to or used in connection with the Business (the “Registered Intellectual Property”).  Except as set forth on Schedule 3.13: (i) trademark applications, servicemark applications, copyright registrations, and patent applications within the Registered Intellectual Property are in compliance with all legal requirements, (ii) all issued trademarks, servicemarks, copyright registrations and patents constituting Registered Intellectual Property are valid and enforceable, (iii) no (A) trademark or servicemark constituting Registered Intellectual Property has been or is now involved in any cancellation Proceeding and, to the Knowledge of the Company, no action or Proceeding is Threatened with respect to such trademarks by any Third Party contesting the Company’s rights to same, and (B) no copyright has been or is now being contested by any Third Party, and no action or Proceeding is Threatened with respect to such copyright by any Third Party, and (iv) no patent or patent application constituting Registered Intellectual Property is the subject of any interference, reissue, re-examination, opposition or any other Proceeding contesting the Company’s rights to same.  The Company exclusively owns, or has the right to exclusive use pursuant to a written license or agreement, all Intellectual Property Rights related to or used in the Business.

(c)           The Company has taken commercially reasonable steps to protect its Intellectual Property Rights used in or related to the Business.

(d)           All of the Company’s employees that have participated in the development of the Intellectual Property Rights related to or used in the Business have entered into valid, binding, legal and enforceable employee agreements with the Company assigning all right, title and interest in Intellectual Property Rights created within the scope of their employment to the Company.  No Third Party consultants or contractors have participated in the development of the Intellectual Property Rights related to or used in the Business.  The Company owns all of the right, title and interest of its employees and Third Party contractors and consultants to the Intellectual Property Rights in the Assets.

(e)           The Company’s operation and conduct of the Business does not infringe upon, or otherwise violate the rights of any Third Party with respect to any Intellectual Property Rights, (ii) no Proceedings have been instituted or Threatened, nor has any claim been made, nor is there any basis for any such claims to be Threatened or made against the Company alleging any such infringement or violation.

(f)            To the Knowledge of the Company, no Third Party has infringed upon or misappropriated, or diluted or otherwise violated any Intellectual Property Rights or otherwise used in or related to the Business, and no such claims have been brought against any Third Party by the Company.

(g)           With respect to each item of transferred Intellectual Property and Intellectual Property Rights related to or used in the Business, (i) the Company owns all such items free and clear of any security interest, (ii) the item is not subject to any outstanding Injunction, judgment, order, decree, ruling or charge, (iii) no Proceeding, claim or demand, or to the Knowledge of the Company, any investigation, is pending or is Threatened which challenges the legality, validity, enforceability, use or ownership of the item, and there is no reasonable basis therefor, and (iv) the Company has not agreed to indemnify any Person for or against any infringement or misappropriation with respect to the item.

3.14        Compliance with Laws.  The Business has been operated, and the Company is in compliance in all material respects with the requirements of all Applicable Laws to which the Company is subject.  The Company has not received any notice of, and the Company has no Knowledge of, any violation of a material nature of any Applicable Laws respecting the Company.

3.15        Operating Contracts.  Except as disclosed in Schedule 3.15, and except with respect to Contracts that have been fully performed as of the date hereof and have no further force or effect, the Company is not a party to any oral or written Contract with respect to the Business.  Schedule 3.15 sets forth all of the Contracts required or necessary to operate the Business as it has been operated by the Company, including all non-competition, non-solicitation and other agreements containing similar restrictive covenants with employees of the Business on the Closing Date, and all such agreements entered into with any former employee of the Business who is associated with any Intellectual Property of the Company whose restrictive covenants have not yet expired (the “Employee Restrictive Covenant Agreements”).  All of the Contracts listed on Schedule 3.15 hereto are referred to in this Agreement as the “Operating Contracts.”  All of the Operating Contracts were made in the Ordinary Course of Business, and, to the Company’s Knowledge, are valid, binding and currently in full force and effect.  The Company is not in default under any of the Operating Contracts, and, to the Company’s Knowledge, no event has occurred which, through the passage of time or the giving of notice, or both, would constitute a default by the Company or give rise to a right of termination or cancellation by another party under any of the Operating Contracts, or cause the acceleration of any Liability of the Company, or result in the creation of any Encumbrance upon any of the Assets.  To the Company’s Knowledge, no other party is in default under any of the Operating Contracts.  The covenants of the employees of the Company, including without limitation any non-competition and non-solicitation covenants, under the agreements set forth on Schedule 2.1(a)(i)(H), remain in full force and effect and have not and will not be terminated at or prior to the Closing Date or otherwise terminate at the time such employees’ employment with the Company terminates.  Except as described on Schedule 3.15 hereto, none of the Operating Contracts have been canceled, terminated, amended or modified.  Except as provided in Schedule 3.4 hereto, the consummation of the transactions contemplated hereby will not require the consent or approval of any Person under any of the Operating Contracts.

3.16        Real Estate.  With respect to the Business, the Company owns no real property other than the leasehold interests described in Schedule 3.16 (section (a) of such Schedule shall describe all leasehold interests with respect to Related Person lessors and section (b) of such Schedule shall describe all leasehold interests with respect to unrelated party lessors) attached hereto with respect to each parcel of real estate leased by the Company in connection with the operation of the Business (the “Leased Real Estate” or the “Real Estate”):

(a)           Schedule 3.16 contains a complete and accurate listing and description (including the parties, term, expiration date(s), address, and description of the leased premises) of each written or oral lease regarding Leased Real Estate which is not likewise described on Schedule 3.16 hereto;

(b)           To the Knowledge of the Company, there are no public improvements affecting any parcel of Leased Real Estate, including, but not limited to, water, sewer, sidewalk, street, alley, curbing, landscaping or related improvements, which have been commenced and/or completed and for which an assessment has not been levied or, to the Company’s Knowledge, which may be levied after the date of this Agreement and, in each case which would become the obligation of the Purchaser by, upon or pursuant to assumption of the Leased Real Estate;

(c)           To the Company’s Knowledge, there are no condemnation Proceedings pending or Threatened with respect to all or any part of any parcel of Leased Real Estate;

(d)           To the Company’s Knowledge, there are no existing conditions which, under Applicable Laws in effect prior to or as of the Closing Date, would require repair, alteration or correction of any parcel of Real Estate and there are no conditions that could give rise to the same, in each case which would become the obligation of the Purchaser by, upon or pursuant to assumption of the Leased Real Estate;

(e)           To the Company’s Knowledge (a) there are no existing structural, mechanical or other defects of material significance in any of the buildings, improvements, fixtures and equipment, including the roof, heating, ventilating, air conditioning, electrical, plumbing and sanitary disposal systems, located on any parcel of Real Estate which would become the obligation of the Purchaser by, upon or pursuant to assumption of the Leased Real Estate, and (b) all such buildings, improvements, fixtures and equipment, including the roof, heating, ventilating, air conditioning, electrical, plumbing and sanitary disposal systems for which the Company is currently responsible, will be until the Closing Date, maintained in good repair, working order and condition, ordinary wear and tear excepted;

(f)            The Company has not received any notice, and the Company has no Knowledge that, the improvements on each parcel of Real Estate and the Company’s use thereof in the Business does not or may not comply in all material respects with any and all building, zoning, subdivision, traffic, parking, land use, occupancy, health and other Applicable Laws pertaining to the Real Estate or to the development, construction, management, use and operations of the improvements thereon;

(g)           To the Knowledge of the Company, the improvements located on each parcel of Real Estate for which the Purchaser would have responsibility under any Leased Real Estate lease, including fences, driveways and other structures occupied, used or claimed by the Company, are wholly within the boundary lines of such parcels of Real Estate and such improvements and the Company’s present uses thereof do not in any material respect infringe or encroach upon the rights of any other Person; and

(h)           To the Knowledge of the Company, the Company has all operating Permits necessary for the operation of the Business on the Leased Real Estate, and all such Permits are current.  To the Knowledge of the Company, the Company has all easements, or access through public utility easements, on to private property, construction permits, highway crossing licenses and permits (and other similar licenses and permits) and right-of-way-licenses reasonably necessary to conduct the Business.

3.17        Books and Records.  All of the Company’s books of account and other financial and corporate records relating to the Business have been made available to the Purchaser and its representatives.  Such books of account and records are current, complete, true and correct in all material respects.  The books and records of the Company relating to the Business fairly reflect the transactions relating to the Business or to which the Assets or the Assumed Liabilities relate, and such books and records of the Company relating to the Business are and have been properly kept and maintained in accordance with sound business practices.

3.18        Employees and Employee Related Commitments.

(a)           Schedule 3.18 hereto contains a true and correct list of the names, positions and annual salary rates as of the Closing Date, of all present employees of the Company that are employed in the operations of the Business (including those on furlough, leave, disability (short or long-term) or layoff of any kind, which status shall be noted on Schedule 3.18).  None of the employees has informed the Company that he/she intends to terminate employment with the Company.  Schedule 3.18 also sets forth a description of any written Contract, other than the Benefit Plans described on Schedule 3.10 hereto, with respect to the conditions of employment of all of the Company’s employees that are employed in the operation of the Business.  Other than Allen Hughes and William King, who are parties to the employment agreements set forth on Schedule 3.15, all employees are employed on an “at will” basis.

(b)           Except as set forth in Schedule 3.18, the consummation of the transactions described in this Agreement, in and of themselves, will not entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, or accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee.

(c)           No employee of the Company has, in the course and scope of employment with the Company in the Business, been exposed to any Hazardous Materials in such a manner as to be harmed thereby (whether such harm is now known to exist or will be discovered in the future).

3.19        Permits.  Except as set forth in Schedule 3.19, the Company has obtained all Permits of each and every Governmental Body having jurisdiction over the Company or any of the Assets to operate and carry on the Business as it is now being conducted.  All such Permits are listed on Schedule 3.19 hereto.

3.20        Insurance.  The Company has maintained and will continue to maintain until the Closing Date the insurance described in Schedule 3.20, which insurance covers the Company’s tangible real and personal property and assets, whether owned or leased, against loss or damage by fire or other casualty, including each and all of the Assets.  All such insurance is in full force on the date of this Agreement and is carried with insurers licensed in the states affected by such policies.  The Company has promptly and adequately notified the Company’s insurance carriers of any and all claims known to the Company with respect to the operations, products or services of the Business for which the Company is insured.  The Company has not been refused any insurance coverage by any insurance carrier to which it has applied for insurance during the past three (3) years.

3.21        Brokers.  The Company has not employed or engaged any broker, finder, agent, banker or Third Party, nor have they otherwise dealt with anyone purporting to act in the capacity of a finder or broker in connection with the transactions contemplated hereby.  No commissions, finder’s fees or like charges have been or will be incurred by the Company that are chargeable to the Business or against the Assets in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.  Any such commissions, finders’ fees or like charges shall be directly chargeable to the Company as contemplated by the terms of this Agreement.

3.22        Environmental Matters.  With respect to the Business the Company (i) has transported, stored, and/or disposed of any Hazardous Materials handled by the Company in compliance with all Environmental Laws, (ii) has operated the Business with all Permits required under Environmental Law, and the Leased Real Estate operated by the Company is not subject to an environmental claim, (iii) does not have Knowledge that the Leased Real Estate has been or is being used as a landfill or a storage or dumping area for any Hazardous Materials, (iv) does not have Knowledge of any investigation, notice, Proceeding or order affecting the Business concerning any environmental condition or environmental claim, and (v) has no Knowledge that asbestos, polychlorinated biphenyls or urea formaldehyde has been placed, stored or located on the Leased Real Estate.

3.23        Debt Instruments.   Except for the Guaranty by the Company set forth on Schedule 3.23 and except for the security interests which will automatically be released at Closing as set forth on Schedule 3.23, the Company has no mortgages, indentures, notes, guarantees or other obligations for or relating to borrowed money, purchase money debt (including conditional sales contract and capital leases) or covenants not to compete for which the Company is primarily or secondarily obligated with respect to the Business or which Encumber in any way the Assets.

3.24        Customers and Suppliers.  Schedule 3.24 sets forth a full and complete listing of the suppliers and other vendors to the Business.  To the Knowledge of the Company no material customer or a group of customers of the Business has notified the Company that at any time on or after January 24, 2009, the customer intends to terminate, cancel, limit or modify the customer’s business relationship with the Company.  No vendor, supplier, dealer, representative or consultant of the Company which is material to the Business’s operations has notified the Company after January 24, 2009 that it intends to terminate, cancel, limit or modify its business relationship with the Company in any material respect.

3.25        Adequacy of Properties.  The Company owns, leases or otherwise has adequate rights to use all tangible and intangible personal property necessary for the conduct of the Business in the manner in which the Business is presently being conducted with no conflict with or infringement of the rights of others, and none of such property or the Company’s rights thereto is subject to any proceeding pending, or to the Best Knowledge of the Company, Threatened, which may result in the revocation, termination, supervision, cancellation or adverse modification of any such property.

3.26        Absence of Certain Business Practices.  Neither the Company nor any Person acting on its behalf has, directly or indirectly, within the past six (6) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business of the Company (or assist the Company in connection with any actual or proposed transaction) which (i) might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or Proceeding, (ii) if not given in the past, might have had an adverse effect on the financial condition, Business or results of operations of the Company, or (iii) if not continued in the future, might adversely affect the financial condition, Business or operations of the Company or which might subject the Company to suit or penalty in any private or governmental litigation or Proceedings.

3.27        Trade Regulation.  In the five (5) years ended on the Closing Date (a) all of the prices charged by the Company in connection with the marketing, sale or distribution of any products or services of the Business have been in compliance with all Applicable Laws, and (b) no claims have been communicated or, to the Knowledge of the Company, threatened in writing against the Company related to the Business with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any Applicable Laws relating to anti-competitive practices or unfair trade practices of any kind, and to the Company’s Knowledge, no specific situation, set of facts, or occurrence provides any basis for any such claim against the Company with respect to the operation of the Business.

3.28        Inventories.

(a)           All inventories of the Business are of good, usable and merchantable quality in all material respects, subject to reserves for obsolete or discontinued items;

(b)           All inventories of the Business are of such quality as to meet the usual and customary quality control standards of the Business and any applicable quality control standards of any applicable Governmental Body;

(c)           All inventories of the Business that are finished goods are saleable as current inventories in the Ordinary Course of Business;

(d)           All inventories of the Business are recorded on the financial records at the lower of cost or market, as required by GAAP;

(e)           The Company has maintained the levels of inventory, materials and supplies used in the Business consistent with past practice and such levels of inventory are sufficient at and upon the Closing to properly fulfill all purchase orders of inventory for customers of the Business existing on the Closing Date and for a reasonable transition period following the Closing;  and

(f)            All inventory reserves are sufficient to absorb any expenses chargeable to such reserve for obsolescence, salability, and other reserve based factors.

Schedule 3.28 lists the location of all such inventories.  The Company has followed all Company policies with respect to excess and obsolete inventory.

3.29        Certain Arrangements.  Schedule 3.29 sets forth a true and complete list of all benefits, credits, services, discounts, payments or other arrangements made by the Company and any of its Affiliates for the benefit of the Business, including management information systems, (support, maintenance, central reporting, disaster recovery and related planning), accounting and finance (including payroll processing, cash management and software support), purchasing and supplies, human resources, insurance and risk management, and similar arrangements that will not be transferred to the Purchaser pursuant to the transactions contemplated hereby.

3.30        Tax Matters.

(a)           Tax Returns.  The Company has timely filed, or caused to be timely filed, or will timely file or cause to be timely filed with the appropriate taxing authorities, all Tax Returns that are required to be filed by, or with respect to, the Company on or prior to the Closing Date.  The Returns have accurately reflected and will accurately reflect all Liability for Taxes of the Company for the periods covered thereby.

(b)           Payment of Taxes.  All Taxes and Tax Liabilities of or with respect to the Company for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on the day immediately preceding the Closing Date have been timely paid.

(c)           Other Tax Matters.  Except as set forth in Schedule 3.30:

(i)            all Taxes which the Company  is (or has been) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(ii)           the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(iii)          there are no Tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any predecessor or Affiliate thereof and any other party under which the Purchaser or the Company or any of its subsidiaries could be liable for any Taxes or other claims of any Person.

(iv)          the Company has not applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding Tax laws of any nation, state or locality.

(v)           no election under Section 341(f) of the Code has been made or shall be made prior to the Closing Date to treat the Company as a consenting corporation, as defined in Section 341 of the Code.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement for the Company to enter into this Agreement and consummate the transactions contemplated hereby, the Purchaser hereby represents and warrants to the Company that each and all of the following representations and warranties are true and correct as of the date hereof.

4.1          Organization.  The Purchaser is a corporation duly organized, legally existing and in good standing under the laws of the State of Minnesota, and has all requisite power and authority, corporate and otherwise, to own, operate and lease its properties and assets and to conduct its business as it is now being conducted.

4.2          Due Authorization.  The execution, delivery and performance of this Agreement, including the Ancillary Documents to be executed and/or delivered by the Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser.  This Agreement and the Ancillary Documents to be executed and/or delivered by the Purchaser pursuant to this Agreement have been duly and validly authorized, executed and delivered by the Purchaser and the respective obligations of the Purchaser hereunder and thereunder are or will be valid, legally binding and enforceable against the Purchaser in accordance with their respective terms.

4.3          No Breach.  The Purchaser has full power and authority, corporate and otherwise, to perform its obligations under this Agreement and the Ancillary Documents to be executed by the Purchaser pursuant hereto.  The execution and delivery of this Agreement, including the Ancillary Documents to be executed by the Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby will not: (i) violate any provision of the Articles of Incorporation or Bylaws (or comparable governing documents or instruments) of the Purchaser, (ii) violate any Applicable Laws or Injunction applicable to the Purchaser, (iii) require any filing with, Permit from, authorization, consent or approval of, or the giving of any notice to, any Person, (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give another party any rights of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, Permit (including, but not limited to, any Permits, appeals or authorizations of any Governmental Body), lease or other Contract to which the Purchaser is a party, or by which it or any of its assets or properties.

4.4          Brokers.  The Purchaser has not employed or engaged any broker, finder, agent, investment banker or Third Party nor have either of them otherwise dealt with anyone purporting to act in the capacity of a finder or broker, in connection with the transactions contemplated hereby.

ARTICLE 5

INDEMNIFICATION

5.1          Indemnification by the Company.  The Company hereby covenants and agrees to indemnify and hold the Purchaser and its respective officers, directors, employees, Affiliates, shareholders and agents, and each of their respective heirs, personal representatives, successors and assigns (the “Purchaser Indemnified Parties”), harmless from, against and in respect of any and all losses, costs, expenses (including without limitation, reasonable attorneys’ fees and disbursements of counsel), Liabilities, damages (excluding incidental, consequential or punitive damages), fines, penalties, charges, assessments, judgments, settlements, claims, causes of action and other obligations of any nature whatsoever (individually, a “Loss” and collectively, “Losses”) that any of them may at any time, directly or indirectly, suffer, sustain, incur or become subject to, to the extent arising out of, based upon or resulting from or on account of each of the following:

(a)           the breach or falsity of any representation or warranty made by the Company in this Agreement, including the Ancillary Documents to be executed and/or delivered by the Company pursuant hereto and thereto; or

(b)           the breach of any covenant or agreement made by the Company in this Agreement, including the Ancillary Documents to be executed and/or delivered by the Company; or

(c)           any and all Excluded Liabilities; or

(d)           any claim by any shareholder of the Company or any Related Persons of the Company relating to the Business except with respect to a right under this Agreement or any Ancillary Document; or

(e)           any claim by any lessor under a Leased Real Estate lease with respect to any period prior to the Closing.

Provided, however, that the Company shall not be required to provide such indemnification for a Loss or Losses resulting from a breach or falsity of any representation and warranty in this Agreement or any Ancillary Document unless and until the Purchaser Indemnified Parties shall have sustained aggregate Losses as a result of one or more such breaches or falsities of Fifty Thousand Dollars ($50,000) (the “Basket Amount”) (and then only for claims which in the aggregate, when combined with all other claims for Losses result in Losses which exceed the Basket Amount).

Notwithstanding the foregoing, any Loss or aggregate Losses with respect to Section 5.1(a) above to be indemnified in excess of the Basket Amount by the Company to the Purchaser Indemnified Parties hereunder shall not exceed the Purchase Price.

5.2          Indemnification by the Purchaser.  The Purchaser covenants and agrees to defend, indemnify and hold the Company (individually and collectively), and its officers, directors, employees, Affiliates, shareholders, agents, and each of their respective heirs, personal representatives, successors and assigns (the “Company Indemnified Parties”), harmless from, against and in respect of any and all Losses that any of them may at any time, directly or indirectly, suffer, sustain, incur or become subject to, to the extent arising out of, based upon or resulting from or on account of each or all of the following:

(a)           the breach or falsity of any representation or warranty made by the Purchaser in this Agreement, including the Ancillary Documents to be executed and/or delivered by the Purchaser pursuant hereto and thereto; or

(b)           the breach of any covenant or agreement made by the Purchaser in this Agreement, including the Ancillary Documents to be executed and/or delivered by the Purchaser pursuant hereto or thereto; or

(c)           any Assumed Liabilities.

5.3          Procedure for Indemnification.  In the event any of the Purchaser Indemnified Parties or the Company Indemnified Parties intends to seek indemnification pursuant to the provisions of Sections 6.1 or 6.2 hereof (the “Indemnified Party”), the Indemnified Party shall promptly give notice hereunder to the other party (the “Indemnifying Party”) after obtaining written notice of any claim, investigation, or the service of a summons or other initial or continuing legal or administrative process or Proceeding in any action instituted against the Indemnified Party as to which recovery or other action may be sought against the Indemnified Party because of the indemnification provided for in Section 5.1 or 5.2 hereof, and, if such indemnity shall arise from the claim of a Third Party, the Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim; provided, however, that the Indemnified Party shall not be required to permit such an assumption of the defense of any claim or Proceeding which, if not first paid, discharged or otherwise complied with, would result in a material interruption or disruption of the business of the Indemnified Party, or any material part thereof.  Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of the Indemnified Party to give such notice (or by delay by the Indemnified Party in giving such notice) unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice.  Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such claim or action by a Third Party within twenty (20) days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to defend such claim or action.

If the Indemnifying Party assumes the defense of such claim, investigation or Proceeding resulting therefrom, the obligations of the Indemnifying Party hereunder as to such claim, investigation or Proceeding shall include taking all steps necessary in the defense or settlement of such claim, investigation or Proceeding and holding the Indemnified Party harmless from and against any and all Losses arising from, in connection with or incident to any settlement approved by the Indemnifying Party or any judgment entered in connection with such claim, investigation or Proceeding (subject to the remaining Basket Amount, if any, and indemnification limits set forth in this Agreement), except where, and only to the extent that, the Indemnifying Party has been prejudiced by the actions or omissions of the Indemnified Party.  The Indemnifying Party shall not, in the defense of such claim or any Proceeding resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) or enter into any settlement (except with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned) unless (i) there is no finding or admission of any violation of Applicable Law and no material effect on any claims that could reasonably be expected to be made against the Indemnified Party, (ii) the sole relief provided is monetary damages that are paid in full for Losses, and (iii) the settlement shall include the giving by the claimant or the plaintiff to the Indemnified Party a release from all Liability in respect to such claim or litigation.

If the Indemnifying Party assumes the defense of such claim, investigation or Proceeding resulting therefrom, the Indemnified Party shall be entitled to participate in the defense of the claim, but solely by observation and comment to the Indemnifying Party, and the counsel selected by the Indemnified Party shall not appear on its behalf in any Proceeding arising hereunder.  The Indemnified Party shall bear the fees and expenses of any additional counsel retained by it to participate in its defense unless any of the following shall apply: (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party, or (ii) the Indemnifying Party’s legal counsel shall advise the Indemnifying Party in writing, with a copy to the Indemnified Party, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel.  If clause (i) or (ii) in the immediately preceding sentence is applicable, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party to represent the Indemnified Party, but in no event shall the Indemnifying Party be obligated to pay the costs and expenses of more than one such separate counsel for any one complaint, claim, action or Proceeding in any one jurisdiction.

If the Indemnifying Party does not assume the defense of any such claim by a Third Party or litigation resulting therefrom after receipt of notice from the Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it reasonably deems appropriate, and unless the Indemnifying Party shall deposit with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus the Indemnified Party’s estimate of the cost (including attorneys’ fees) of defending the same, the Indemnified Party may settle such claim or Proceeding on such terms as it may reasonably deem appropriate and the Indemnifying Party shall, subject to its defenses and the applicability of any remaining Basket Amount, promptly reimburse the Indemnified Party for the amount of such settlement and for all reasonable costs (including attorneys’ fees), expenses and damages incurred by the Indemnified Party in connection with the defense against or settlement of such claim, investigation or litigation, or if any such claim or litigation is not so settled, the Indemnifying Party shall, subject to its defenses and the applicability of any remaining Basket Amount provided for in Section 5.1 hereof, promptly reimburse the Indemnified Party for the amount of any final nonappealable judgment rendered with respect to any claim by a Third Party in such litigation and for all costs (including attorneys’ fees), expenses and damage incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a Third Party.

Each party shall cooperate in good faith and in all respects with each Indemnifying Party and its representatives (including without limitation its counsel) in the investigation, negotiation, settlement, trial and/or defense of any Proceedings (and any appeal arising therefrom) or any claim.  The parties shall cooperate with each other in any notifications to and information requests of any insurers.  No individual representative of any Person, or their respective Affiliates shall be personally liable for any Loss or Losses under this Agreement, except as specifically agreed to by said individual representative.

5.4          Dispute Resolution.  In the event a dispute arises under this Agreement, except with respect to equitable remedies pursued under this Agreement, such disputes shall be resolved in the manner set forth in this Section 5.4.

(a)           If a dispute arises under this Agreement, including any question regarding the existence, validity, interpretation or termination hereof, which is not described as an exception in this Section 5.4, the Purchaser and the Company may invoke the dispute resolution procedure set forth in this Section 5.4 by giving written notice to the other party.  The parties shall enter into discussions concerning this dispute.  If the dispute is not resolved as a result of such discussion in ten (10) days, an attempt will be made to resolve the matter by a formal nonbinding mediation with an independent neutral mediator agreed to by the parties.  If the parties cannot agree on a mediator within a period of ten (10) days after expiration of the ten (10) day period for resolution by discussion, then either party may apply to any court of competent jurisdiction for appointment of a mediator, which appointment shall be binding and nonappealable.  Upon commencement of the mediation process, the parties shall promptly communicate with respect to a procedure and schedule for the conduct of the Proceeding and for the exchange of documents and other information related to the dispute.  The mediation process shall be deemed ended if the dispute has not been resolved within thirty (30) days after appointment of the mediator.

(b)           Any claim, dispute or other matter in question between the parties to this Agreement arising out of or relating to this Agreement which is not resolved by mediation in accordance with Section 5.4(a) within thirty (30) days after appointment of mediator may be filed as a cause of action in a legal proceeding in a court of general jurisdiction in Minneapolis, Minnesota or in any United States District Court having jurisdiction in Minneapolis, Minnesota.

(c)           The Company and the Purchaser agree and consent that any legal action, suit or Proceeding seeking to enforce this Section 5.4 shall be instituted and adjudicated solely and exclusively in any court of general jurisdiction in Minneapolis, Minnesota or in the United States District Court having jurisdiction in Minneapolis, Minnesota and the Company and the Purchaser each agree that venue will be proper in such courts and waive any objection which they may have now or hereafter to the venue of any such suit, action or Proceeding in such courts, and irrevocably consent and agree to the jurisdiction of said courts in any such suit, action or Proceeding.  The Company and the Purchaser further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or Proceeding in said courts, and also agree that service of process or notice upon them shall be deemed in every respect effective service of process or notice upon them, in any suit, action, Proceeding or arbitration demand, if given or made: (i) according to Applicable Law, (ii) by a Person over the age of eighteen who personally serves such notice or service of process on the Company or the Purchaser, as the case may be, or (iii) by certified mail, return receipt requested, mailed to the Company and the Purchaser, as the case may be, at their respective addresses set forth in this Agreement.

5.5          Effect of Insurance.  An Indemnified Party who has a right to make a claim under any policy of insurance with respect to an indemnified claim made by the Indemnified Party shall make such claim on a prompt and competent basis in the manner required by the insurance carrier.  The Indemnified Party shall promptly and diligently pursue such claim and shall cooperate fully with the insurance carrier and the Indemnifying Party in the prosecution of the claim or claims.  In the event an Indemnified Party receives insurance proceeds with respect to Losses for which the Indemnified Party has made an indemnification claim prior to the date on which the Indemnifying Party is required pursuant to this Article 6 to pay such indemnification claim, the indemnification claim shall be reduced by an amount equal to such insurance proceeds received by the Indemnified Party less all reasonable out-of-pocket costs incurred by the Indemnified Party in its pursuit of such insurance proceeds.  If such insurance proceeds are received by the Indemnified Party after the date on which the Indemnifying Party is required pursuant to this Article 6 to pay such indemnification claim, the Indemnified Party shall, no later than five (5) days after the receipt of such insurance proceeds, reimburse the Indemnifying Party in an amount equal to such insurance proceeds (but in no event in an amount greater than the Losses theretofore paid to the Indemnified Party by the Indemnifying Party) less all reasonable out-of-pocket costs incurred by the Indemnified Party in obtaining such insurance proceeds.  In either case, the Indemnifying Party shall compensate the Indemnified Party for all costs incurred by the Indemnified Party subsequent to either the reduction of any indemnification claim as provided above, or the delivery of any such insurance proceeds to the Indemnifying Party as provided above, as the case may be, as a result of any such insurance, including, but not limited to, retrospective premium adjustments, experience-based premium adjustments (whether retroactive or prospective) and indemnification or surety obligations of the Indemnified Party to any insurer.  A claim for such costs shall be made by an Indemnified Party by delivery of a written notice to the Indemnifying Party requesting compensation and specifying this Section 5.5 as the basis on which compensation for such costs is sought, and the Indemnifying Party shall pay such costs no later than thirty (30) days after receiving the written notice requesting such compensation.  Notwithstanding the foregoing, except to the extent set forth in the first two sentences of this Section 5.5, the Indemnified Party is not required to pursue a recovery from an insurer as a precondition to the Indemnifying Party’s obligation to pay any indemnification claim as required by this Article 6, and the Indemnifying Party shall not be entitled to delay any payment beyond the respective payment dates for any indemnification claims referred to in this Article 6 for the purpose of awaiting receipt of insurance proceeds or credits therefor as provided herein.

ARTICLE 6

CERTAIN TAX MATTERS

6.1          Income and Transfer Taxes.  All income, transfer, registration, sales and use, excise, franchise and similar Taxes and fees of any kind (including all penalties and interest) which arise from, in connection with or are imposed incident to the sale of the Assets or any other transaction that occurs pursuant to this Agreement shall be borne and timely paid (without penalty or distraint) solely by the Company.

6.2          Non-foreign Person Affidavit.  The Company shall furnish to the Purchaser on or before the Closing Date a non-foreign Person affidavit if and as required by Section 1445 of the Code.

6.3          Allocation of Purchase Price.  The Company and the Purchaser have determined the fair market value of the Assets, and have allocated such values to the Purchase Price among the Assets as required by Section 1060 of the Code and the Treasury Regulations (and all applicable state Applicable Laws) thereunder in connection with the transactions contemplated by this Agreement.  Such allocation and fair market values are set forth on Schedule 6.3 hereto, but are subject to change based on the final calculation of the Purchase Price.  The Purchaser and the Company, as appropriate, shall file an Asset Acquisition Statement on Form 8594 and/or all other comparable state or local Tax forms (which conforms with the parties’ allocation) with their federal and state income Tax Returns for the Tax year in which the Closing occurs and shall contemporaneously provide the other party with a copy of the form being filed.  Each party agrees not to assert, in connection with any Tax Return, claim, audit or similar Proceeding, any allocation of the Purchase Price which contradicts the allocation and fair market values determined by the parties hereunder, subject to any changes occasioned by the final calculation of the Purchase Price.

6.4          Post-Closing Access and Cooperation.  From and after the Closing Date, the Purchaser agrees to permit the Company to have reasonable access, during normal business hours, to the Company’s books and records, to the extent that such books and records relate to a pre-Closing period, and personnel, for the purpose of enabling the Company to:  (i) prepare Tax Returns of the Company, (ii) investigate or contest any Tax matter, and (iii) evaluate any claim for indemnification made by the Purchaser.

ARTICLE 7

PERFORMANCE FOLLOWING THE CLOSING DATE

The following covenants and agreements are to be performed after the Closing by the parties and shall continue in effect for the periods respectively indicated or, where no indication is made, until performed:

7.1          Further Acts and Assurances.  The parties agree that, at any time and from time to time, on and after the Closing Date, upon the reasonable request of the other party, they will do or cause to be done all such further acts and things and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all papers, documents, instruments, agreements, assignments, transfers, assurances and conveyances as may be necessary or desirable to carry out and give effect to the provisions and intent of this Agreement.  In addition, from and after the Closing Date, the Purchaser and the Company will afford to the other and their respective attorneys, accountants and other representatives access, during normal business hours, to such personnel, books and records relating to the Business as may reasonably be required in connection with the preparation of financial information, the filing of Tax Returns and the operation of the Business, and will cooperate in all reasonable respects in connection with claims and Proceeding asserted by or against third parties, relating to or arising from the transactions contemplated hereby.  In furtherance of, but not in limitation of the foregoing, the Company shall promptly provide at the Purchaser’s request any and all consents and other instruments and documents which allow the use of the “RME” Company name, or any derivative thereof, in all jurisdictions where the Company is registered and/or licensed to do business in order to facilitate the Purchaser’s filings in such jurisdiction for the purpose of conducting the Business therein.

7.2          Non-Competition Agreement.  During the period of thirty-six (36) months from and after the Closing Date, the Company, on behalf of itself, its Related Persons and any Company Controlled Person, covenants and agrees that it and they will not, without the Purchaser’s prior written consent, which may be withheld or given in its sole discretion, directly or indirectly, or individually or collectively within the United States of America, lend any material credit, advice or assistance, or engage in any activity or act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder (other than as a less than one percent (1%) shareholder of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise for the purpose of establishing, operating or managing any business or entity that is engaged in the business of distributing rehabilitation products directly to clinics, hospitals and other healthcare providers in the physical therapy, chiropractic and other rehabilitation market (the “Market”) primarily through a catalog; provided, however, this covenant shall not prevent the Company or its Affiliates from providing their products to the Market in the same manner that such products were being provided to the Market on the Closing Date outside the Business as conducted by the RME Division.

7.3          Non-Solicitation Agreement.  During the period of thirty-six (36) months from and after the Closing Date, the Company, on behalf of itself, its Related Persons and each of its Controlled Persons, covenant and agree that it and they will not, whether for its or their own account or for the account of any other Person, directly or indirectly interfere with the Purchaser’s relationship with or endeavor to divert or entice away from the Purchaser any Person who at any time during the term of such Person’s affiliation with the Company or the Purchaser is an employee, vendor, supplier or customer of the Purchaser.  The foregoing shall not apply to employees, vendors, suppliers or customers who have not, at the time of any solicitation, had such a relationship for at least a period of six (6) months with either the Purchaser or the Business.

7.4          Confidential Information.  The Company understands and agrees that the Business of the Company is based upon specialized work and that it has, along with its shareholders, directors, officers, agents, Related Persons and/or Controlled Persons, received, had access to and/or contributed to Confidential Information.  Except as may be necessary or desirable (i) for defense of a Loss or conducting or participating in a Proceeding in accordance with Sections 5.1, 5.3 or 5.4 hereof, (ii) in enforcing the Company’s rights under this Agreement or any Ancillary Document, (iii) for the purpose of filing any report with any Governmental Body, or (iv) in connection with advice sought from an attorney, accountant or similar professional, the Company agrees that at all times from and after the Closing Date, it, and its officers, directors, shareholders, agents, Related Persons and/or Controlled Persons, shall keep secret all such Confidential Information and that it and they will not directly or indirectly Use or Disclose the same to any Person without first obtaining the written consent of the Purchaser, which consent may be withheld or given in the Purchaser’s sole discretion.  At any time the Purchaser may so request, the Company and its officers, directors, shareholders, agents, Related Persons and/or Controlled Persons, shall turn over to the Purchaser all Confidential Information compiled by or delivered to such Persons, including copies thereof, in their possession, it being agreed that the same and all information contained therein are at all times the exclusive property of the Purchaser.  Notwithstanding the foregoing, the Company and its Related Persons and any Company Controlled Persons may Use or Disclose Confidential Information in the conduct of their respective businesses so long as such businesses are operated consistent with the Company’s obligations under Section 7.2 of this Agreement, but only to the extent and for such purposes that such Confidential Information was used in the conduct of such businesses prior to the Closing.

7.5          Reasonableness of Covenants.  The Company, on behalf of itself, its trustees, officers, directors, shareholders, agents, Related Persons and/or Controlled Persons, acknowledge and agree that the geographic scope and period of duration of the restrictive covenants contained in Sections 8.2 and 8.3 of this Agreement are both fair and reasonable and that the interests sought to be protected by the Purchaser are legitimate business interests entitled to be protected.  The Company further acknowledges and agrees that the Purchaser would not have purchased the Assets from the Company pursuant to this Agreement unless the Company agreed to the covenants contained in such Sections.

7.6          Injunctive Relief.  The parties agree that the remedy of damages at law for the breach by any party of any of the covenants contained in Sections 7.1, 7.2 and 7.3 is an inadequate remedy.  In recognition of the irreparable harm that a violation by (i) the Company and/or its officers, directors, shareholders, Related Persons or Affiliates, of any of the covenants, agreements or obligations arising under Sections 7.1, 7.2 and 7.3 would cause the Purchaser, and (ii) the Purchaser or their officers and directors of any of the covenants, agreements or obligations arising under Section 7.1, would cause the Company, (x) the Company, and (y) the Purchaser, each agree on behalf of themselves and their respective trustees, officers, directors, shareholders, agents, Related Persons and Affiliates, that in addition to any other remedies or relief afforded by law, an Injunction against any actual or Threatened violation or violations may be issued against it and/or them and every other Person concerned thereby, without the necessity of posting bond, it being the understanding of the parties that both damages and Injunction shall be proper modes of relief and are not to be considered alternative remedies.

7.7          Blue Pencil Doctrine.  In the event that any of the restrictive covenants contained in this Article shall be found by a court of competent jurisdiction to be unreasonable by reason of its extending for too great a period of time or over too great a geographic area or by reason of its being too extensive in any other respect, then such restrictive covenant shall be deemed modified to the minimum extent necessary to make it reasonable and enforceable under the circumstances.

7.8          Employee Retention.  Except as provided in this Section 7.8, the Purchaser will offer employment to all employees of the Business set forth on Schedule 3.18 as at-will employees, at substantially the same salary as previously provided by the Company, and will employ such employees, provided that each such employee agrees to be so hired.  It is understood that the employment of the employees of the Company that accept the Purchaser’s offer of employment will not commence until immediately following the close of business on the Closing Date, except that the employment of individuals on furlough or layoff, receiving disability (short-term or long-term) benefits or an approved leave of absence on the Closing Date will become effective as of the date they present themselves for work with the Purchaser immediately upon the termination of such status or discontinue receiving disability benefits, respectively; provided, that nothing herein shall require the Purchaser to employ any employee who does not report for work before or at the conclusion of an authorized short-term disability leave of absence or other authorized leave of absence, provided, further, that a leave of absence shall be considered to be “Authorized” if it is authorized by law or was authorized by the Company pursuant to the Company’s disability leave of absence or other leave of absence policies.  Any employee that falls within the immediately preceding sentence is so indicated on Schedule 7.8.

The Purchaser shall provide to the Company’s employees the benefit plans and other employee benefits that are provided to the Purchaser’s employees from time to time

The Purchaser shall credit all former employees of the Company who become employees of the Purchaser, for the purpose of medical, dental, health and life insurance, any 401(k) plan, any Employee Stock Ownership Plan (for purposes of eligibility but not vesting), paid time off and the Purchaser’s severance plan with all of their prior service/employment time with the Company.  Nothing in this Section 7.8 is intended to create, or shall create or confer, any rights or remedies upon any Person other than the Purchaser or the Company, nor shall this Section 7.8 create any right of employment for any employee of the Company.

7.9          Consents.  After the Closing Date, the Company and the Purchaser will cooperate and will each use commercially reasonable efforts to obtain any consents listed on Schedule 3.4 that are not obtained prior to the Closing Date.  Anything to the contrary notwithstanding, this Agreement shall not operate to assign any Contract, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment thereof, without the consent of a Third Party thereto, would constitute a breach, default or other contravention thereof or in any way adversely affect the rights of the Company or the Purchaser thereunder.  In the event that a consent required to assign any Contract or Permit is not obtained on or prior to the Closing Date, then, subject always to the terms of the applicable Contract or Permit and to the extent permitted by Applicable Law, the parties will use commercially reasonable efforts to (i) provide to the Purchaser the benefits of the applicable Contract to the extent related to the Business, (ii) relieve the Company to the extent possible, of the performance obligations of the applicable Contracts and Permits, (iii) cooperate in any reasonable and lawful arrangement designed to provide the benefits to the Purchaser, including entering into subcontracts for performance, and (iv) enforce at the request of the Purchaser and for the account of the Purchaser any rights of the Company arising from any such Contract or Permit (including the right to elect to terminate such Contract in accordance with the terms thereof upon the request of the Purchaser).

In addition to the consents required under this Section 7.9, promptly on and after the date hereof, the Company shall make best reasonable commercial efforts to obtain landlord/lessor estoppel certificates from each of the landlords/lessors of the Leased Real Estate as disclosed in Schedule 3.16.  Such estoppel certificates shall include (i) the parties to the Leased Real Estate lease, (ii) the dates of commencement and termination of the Leased Real Estate lease, (iii) a complete and accurate description of any extension, option or expansion terms, (iv) the date of last payment under the Leased Real Estate lease and confirmation that all such payments under such lease have been paid in full to the date of the estoppel certificate, (v) confirmation that no additional rents, costs, charges or assessments are accruing and/or due under such lease, and (vi) a statement by the landlord/lessor that there are no breaches, defaults or other occurrences or events by either party under such lease as of the date of the estoppel certificate.

7.10        Inventory Count and Pricing.  Within one (1) business day after the Closing Date, the Company will coordinate and take, in cooperation with the Purchaser, a physical count of the trade inventory, of the Business.  The Purchaser shall afford the Company and their representatives reasonable access to the books, records, personnel and facilities pertaining to the trade inventory in order to take the inventory count.  Such inventory count will be taken in accordance with generally accepted standards and will be consistent with the Company’s past procedures and practices, which procedures and practices were planned with due care and are reasonably sufficient to produce a proper count of such inventory and supplies.  Promptly following completion of the physical count and prior to the completion of the Closing Statement of Assets and Assumed Liabilities, the Company will properly and with due care verify the inventory and supply count and shall price the inventory and supplies counted in accordance with GAAP consistently applied.  The Purchaser shall have the right to observe and participate in the verification of the count and the pricing of the inventory and supplies of the Business.  The foregoing procedures and calculations shall be the basis for inclusion in the Closing Statement of Assets and Assumed Liabilities.

7.11        Employee Restrictive Covenant Agreements.  With respect to any agreement or arrangement between the Company and any current or former employee of the Company that is not transferred to Purchaser on the Closing Date, the Company shall upon and at the request of the Purchaser (i) transfer any such agreement to Purchaser promptly upon such request pursuant to an assignment and assumption agreement reasonably acceptable to the parties, and/or (ii) enforce the applicable agreement, or provisions thereof, on behalf and at the expense of the Purchaser, it being understood and agreed that the enforcement covenant herein (A) is an essential term of this Agreement, (B) is required by the Purchaser as a material inducement by the Company for Purchaser’s execution and delivery of, and the consideration paid by the Purchaser pursuant to, this Agreement, and (C) without limitation, is enforceable by Purchaser through equitable remedies.

7.12        Excluded Trade Payables.  From and after the Closing Date, the Company shall pay and otherwise satisfy all of its obligations with respect to the Excluded Trade Payables in accordance with their terms, and in no event shall the Company delay or postpone the payment of any Excluded Trade Payables, other than in connection with the Company’s good faith dispute of any Excluded Trade Payables.

7.13        New Operating Contracts; Shoreview Call Center.  From and after the Closing Date, the Company will cooperate with the Purchaser in order to (i) facilitate the execution of agreements between the Purchaser and those customers to the Contracts identified in Schedule 7.13, in order to provide the Purchaser with the benefits of those Contracts as they relate to the Business and (ii) transition customer calls related to the Business from the Company’s call center in Shoreview, Minnesota to the Purchaser’s call center in Bolingbrook, Illinois.

ARTICLE 8

MISCELLANEOUS

8.1          Survival of Representations and Warranties, Covenants and Agreements.  Each of the representations and warranties of the parties contained in this Agreement and in any exhibit, Schedule, certificate, instrument or document delivered by or on behalf of any of the parties hereto pursuant to this Agreement and the transactions contemplated hereby shall survive the Closing of the transactions contemplated hereby and any investigation made by the parties or their agents for a period of fifteen (15) months after the Closing, after which no claim for indemnification for any misrepresentation, or for the breach or falsity of any representation or warranty under this Agreement or any Ancillary Document, may be brought, and no action with respect thereto may be commenced, and no party shall have any Liability or obligation with respect thereto, unless (i) the Indemnified Party gave written notice to the Indemnifying Party specifying with particularity the misrepresentation or a breach of representation or warranty claimed on or before the expiration of such period, (ii) the claim relates to a breach of any representations or warranties contained in Sections 3.10, 3.22, 3.26, 3.27, or 3.30 in which case the right to indemnification shall survive until the expiration of the applicable statute of limitations, or (iii)  the claim relates to any representation or warranty in Sections 3.5, in which case the representation or warranty shall indefinitely survive the Closing.  The covenants and agreements arising from, incident to or in connection with this Agreement shall survive the Closing indefinitely, until such covenants and agreements are fully satisfied and require no performance or forbearance, or the rights of a party hereto expire on a specific date by the terms hereof.

8.2          Preservation of and Access to Records.  The Purchaser shall preserve all books and records of the Company transferred as part of the Assets for a period of six (6) years after the Closing Date; provided, however, the Purchaser may destroy any part or parts of such records upon obtaining written consent of the Company for such destruction, which consent shall not be unreasonably withheld, delayed or conditioned.  Such records shall be made available to the Company and its representatives at all reasonable times during normal business hours of the Purchaser during said six-year period with the right at its expense to make abstracts from and copies thereof.

8.3          Cooperation.  The parties hereto shall cooperate with each other in all respects, including using commercially reasonable efforts to assist each other in satisfying the conditions precedent to their respective obligations under this Agreement, to the end that the transactions contemplated hereby will be consummated.

8.4          Public Announcements.  The timing and content of all public announcements relating to the execution of this Agreement and the consummation of the transactions contemplated hereby shall be approved by both the Purchaser and the Company prior to the release of such public announcements, and each party agrees to cooperate with the other party as appropriate to comply with all Applicable Laws; provided, however, in the event that Purchaser is required by any Applicable Law or exchange rule to release a public announcement, Purchaser shall have an absolute right to do so without the consent of the Company.

8.5          Notices.  All notices, demands and other communications provided for hereunder shall be in writing and shall be given by personal delivery, via facsimile transmission (receipt telephonically confirmed), by nationally recognized overnight courier (prepaid), or by certified or registered first class mail, postage prepaid, return receipt requested, sent to each party, at its/his address as set forth below or at such other address or in such other manner as may be designated by such party in written notice to each of the other parties.  All such notices, demands and communications shall be effective when personally delivered, one (1) business day after delivery to the overnight courier, upon telephone confirmation of facsimile transmission or upon receipt after dispatch by mail to the party to whom the same is so given or made:

If to Purchaser:		Patterson Medical Supply, Inc.
1031 Mendota Heights Road
St. Paul, Minnesota 55120
	Attention:	R. Stephen Armstrong
Matthew L. Levitt

With a copy to:	Briggs and Morgan, Professional Association
2200 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
Attention: Michael J. Grimes

If to the Company:		Empi, Inc.
c/o DJO, LLC
1430 Decision Street
Vista, CA 92081
Attention: General Counsel

8.6          Entire Agreement.  This Agreement, including the documents, instruments, and agreements to be executed by the parties pursuant hereto, contains the entire agreement of the parties hereto and supersedes all prior or contemporaneous agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

8.7          Remedies.  The respective indemnification obligations of the parties set forth in Article 9 of this Agreement are the exclusive remedies of the parties and their successors, assigns, heirs, beneficiaries or others seeking to claim by, through, or on behalf of a party, under this Agreement or any Ancillary Document, and no other remedy or remedies, whether arising under any Applicable Law, common law or otherwise, may be used, asserted or prosecuted in connection with this Agreement or any Ancillary Document and any transaction, occurrence, or omission arising from, in connection with or otherwise based upon this Agreement or any Ancillary Document; provided, however, that all equitable remedies and assertions of fraud and/or intentional misrepresentation shall remain available and shall not require an election of remedies.

8.8          Amendments.  No purported amendment, modification or waiver of any provision of this Agreement or any of the documents, instruments or agreements to be executed by the parties pursuant hereto shall be effective unless in a writing specifically referring to this Agreement and signed by all of the parties hereto.

8.9          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns but, except as hereinafter provided in this Section, nothing in this Agreement is to be construed as an authorization or right of any party to assign its rights or delegate its duties under this Agreement without the prior written consent of the other parties hereto.  Notwithstanding the foregoing, in its sole discretion, the Purchaser may assign its rights in and/or delegate their respective duties under this Agreement to an Affiliate.  In the event of such an assignment of rights and/or delegation of duties, all references to the Purchaser or the Company, as applicable to the assignment, in this Agreement shall also be deemed to be references to the Person to which this Agreement is assigned; provided that no such assignment and/or delegation shall relieve the assignor of any of its duties or obligations hereunder or under any Ancillary Document.

8.10        Fees and Expenses.  Each party hereto shall pay their own fees and expenses incurred in connection with negotiating and preparing this Agreement and consummating the transactions contemplated hereby, including but not limited to fees and disbursements of their respective attorneys, accountants and investment bankers.  If the transaction is consummated, all fees and expenses, including legal, accounting, investment banking, broker’s and finder’s fees and expenses incurred by the Company in connection with this transaction (the “Transactional Expenses”) shall be deemed expenses of the Company and shall be borne by the Company.

8.11        Governing Law and Jurisdiction.  This Agreement, including the documents, instruments and agreements to be executed and/or delivered by the parties pursuant hereto, shall be construed, governed by and enforced in accordance with the internal laws of the State of Minnesota, without giving effect to the principles of comity or conflicts of laws thereof.  The Company and the Purchaser agree and consent that any legal action, suit or Proceeding seeking to enforce any provision of this Agreement shall be instituted and adjudicated solely and exclusively in any court of general jurisdiction in Minnesota, or in the United States District Court having jurisdiction in Minnesota and the Company and the Purchaser agree that venue will be proper in such courts and waive any objection which they may have now or hereafter to the venue of any such suit, action or Proceeding in such courts, and each hereby irrevocably consents and agrees to the jurisdiction of said courts in any such suit, action or Proceeding.  The Company and the Purchaser further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or Proceeding in said courts, and also agree that service of process or notice upon them shall be deemed in every respect effective service of process or notice upon them, in any suit, action, Proceeding, if given or made (i) according to Applicable Law, (ii) by a Person over the age of 18 who personally served such notice or service of process on the Company or the Purchaser, as the case may be, or (iii) by certified mail, return receipt requested, mailed to the Company or the Purchaser, as the case may be, at their respective addresses set forth in this Agreement.

8.12        Counterparts and Facsimile Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.  The counterparts of this Agreement and all Ancillary Documents may be executed and delivered by facsimile or other electronic signature by any of the parties to any other party and the receiving party may rely on the receipt of such document so executed and delivered by facsimile as if the original had been received.

8.13        Headings.  The headings of the articles, sections and subsections of this Agreement are intended for the convenience of the parties only and shall in no way be held to explain, modify, construe, limit, amplify or aid in the interpretation of the provisions hereof.  The terms “this Agreement,” “hereof,” “herein,” “hereunder,” “hereto” and similar expressions refer to this Agreement as a whole and not to any particular article, section, subsection or other portion hereof and include the Schedules and Exhibits hereto and any Ancillary Document executed and/or delivered by the parties pursuant hereto.

8.14        Scope of Agreement.  Unless the context otherwise requires, all references in this Agreement or in any Schedule or Exhibit hereto, to the assets, properties, operations, business, financial statements, employees, books and records, accounts receivable, accounts payable, Contracts or other attributes of the Business of the Company shall mean such items or attributes as they are used in, apply to, or relate to the Business of the Company.

8.15        Number and Gender.  Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa and words importing the use of any gender shall include all genders.

8.16        Severability.  In the event that any provision of this Agreement is declared or held by any court of competent jurisdiction to be invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement, unless such invalid or unenforceable provision goes to the essence of this Agreement, in which case the entire Agreement may be declared invalid and not binding upon any of the parties.

8.17        Parties in Interest.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer any rights or remedies under or by reason of this Agreement upon any Person other than the Company and the Purchaser and their respective heirs, personal representatives, successors and permitted assigns.  Nothing in this Agreement is intended to relieve or discharge the Liabilities of any third Person to the Purchaser or the Company.

8.18        Waiver.  The terms, conditions, warranties, representations and indemnities contained in this Agreement, including the documents, instruments and agreements executed and/or delivered by the parties pursuant hereto, may be waived only by a written instrument executed by the party waiving compliance.  Any such waiver shall only be effective in the specific instance and for the specific purpose for which it was given and shall not be deemed a waiver of any other provision hereof or of the same breach or default upon any recurrence thereof.  No failure on the part of a party hereto to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

8.19        Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The words “including,” “include” or “includes” shall mean including without limitation.  The parties intend that each representation, warranty and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

8.20        Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized representatives as of the day, month and year first above written.

COMPANY:		PURCHASER:

EMPI, INC.		PATTERSON MEDICAL SUPPLY, INC.

By:	/s/ VICKIE L. Capps	By:	/s/ ROYCE S. ARMSTRONG
Its:	Executive Vice President	Its:	Vice President

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]